Exhibit 10.49

EIGHTH AMENDMENT TO THE PROGRESSIVE CORPORATION
EXECUTIVE DEFERRED COMPENSATION TRUST
(November 8, 2002 Amendment and Restatement)

THIS EIGHTH AMENDMENT, dated and effective as of the third day of June, 2013, unless otherwise specified herein, by and between Fidelity Management Trust Company (the "Trustee") and The Progressive Corporation (the "Company");
WITNESSETH:
WHEREAS, the Trustee and the Company heretofore entered into a Trust Agreement dated November 8, 2002, with regard to The Progressive Corporation Executive Deferred Compensation Trust (the "Trust"); and
WHEREAS, the Sponsor hereby directs the Trustee, in accordance with Sections 5 and 8(g) of the Trust Agreement, as follows: (i) at the close of business (4:00p.m. ET) ("Market Close") on June 3, 2013, to liquidate all participant balances held in the Vanguard Institutional Index Fund Institutional Shares at its net asset value on such day, and to invest the proceeds in the Vanguard Institutional Index Fund Institutional Plus Shares at its net asset value on such day; (ii) to redirect all participant contributions directed to the Vanguard Institutional Index Fund Institutional Shares after the Market Close on June 3, 2013 to be invested in the Vanguard Institutional Index Fund Institutional Plus Shares; and (iii) to permit no further investments in the Vanguard Institutional Index Fund Institutional Shares as an investment option for the Plan after the Market Close on June 3, 2013. The parties hereto agree that the Trustee shall have no discretionary authority with respect to this sale and transfer directed by the Sponsor. Any variation from the procedure described herein may be instituted only at the express written direction of the Sponsor; and
WHEREAS, the Trustee and the Company now desire to amend said Trust Agreement as provided for in Section 12 thereof;
NOW, THEREFORE, in consideration of the above premises, the Trustee and the Company hereby amend the Trust Agreement by:
(1) Effective at Market Close on June 3, 2013, amending Section 5(a), Selection of Investment Options, by adding the following:
The parties acknowledge that the Company is capable of evaluating investment risks independently. The Company affirms that at all times all decisions concerning the plan's investment line-up or its investment strategies shall be made by exercising independent judgment.

(2) Effective at Market Close on June 3, 2013, amending the "investment options" section of Schedule "A" to add the following:

•	Vanguard Institutional Index Fund Institutional Plus Shares

(3) Effective at Market Close on June 3, 2013, amending the "investment options" section of Schedule "A" to delete the following:

•	Vanguard Institutional Index Fund

IN WITNESS WHEREOF, the Trustee and the Company have caused this Eighth Amendment to be executed by their duly authorized officers effective as of the day and year first above written. By signing below, the undersigned represent that they are authorized to execute this document on behalf of the respective parties. Notwithstanding any contradictory provision of the agreement that this document amends, each party may rely without duty of inquiry on the foregoing representation.

THE PROGRESSIVE CORPORATION By: /s/ Charles E. Jarrett 5/22/13 Its Authorized Signatory Date	FIDELITY MANAGEMENT TRUST COMPANY By: /s/ Carol Ayotte 8/2/13 FMTC Authorized Signatory Date Carol Ayotte Senior Vice President Relationship Management